Exhibit 10.5

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”) is dated as of July 11, 2008, between O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), CSK Auto, Inc., an Arizona corporation (the “Company”), the Guarantors named herein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Company, CSK Auto Corporation, a Delaware Corporation (“CSK”), and the Trustee are parties to an Indenture, dated as of December 19, 2005, as amended and supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”) dated as of December 30, 2005 and the Second Supplemental Indenture, dated as of July 27, 2006 (the “Second Supplemental Indenture”) (as amended and supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which the Company issued its 45/8% (as increased to 6 3/ 4% by the Second Supplemental Indenture) Exchangeable Senior Notes due 2025 (the “Notes”);

WHEREAS, on April 1, 2008, CSK entered into an Agreement and Plan of Merger by and among O’Reilly and OC Acquisition Company, a Delaware corporation and an indirect wholly-owned Subsidiary of O’Reilly (“Merger Sub”) (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into CSK (the “Merger”);

WHEREAS, Section 11.01 of the Indenture provides that CSK shall not merge or enter into certain other transactions unless certain requirements specified therein are satisfied;

WHEREAS, Section 14.06 provides that if a merger or certain other transactions involving CSK occur, as a result of which holders of Common Stock of CSK shall be entitled to receive cash, securities or other property with respect to or in exchange for such Common Stock, then CSK and the Company shall enter into a supplemental indenture providing that each Note shall be exchangeable into the kind and amount of cash, securities or other property receivable upon such transaction by holders of Common Stock of CSK;

WHEREAS, Section 10.01(b) of the Indenture provides that the Company, CSK, the Subsidiary Guarantors and the Trustee may enter into indentures supplemental thereto to modify the Indenture in accordance with Section 14.06;

WHEREAS, O’Reilly wishes to become a guarantor (in such capacity, the “Guarantor”), on a subordinated basis, of the obligations of the Company under the Indenture and the Notes and enter into an indenture supplemental to the Indenture providing for such guarantee (the “Subordinated Guarantee”);

WHEREAS, Section 10.01(d) of the Indenture provides that the Company, CSK, the Subsidiary Guarantors and the Trustee may enter into indentures supplemental thereto to add guarantees or guarantors with respect to the Notes;

WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, this Third Supplemental Indenture is being executed and delivered concurrently with the effectiveness of the Merger.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

EFFECT OF MERGER

Section 1.01 In accordance with Section 14.06 of the Indenture, at and after the effective time of the Merger, each Note shall be exchangeable into the kind and amount of cash, securities or other property (and in the same proportion) receivable upon the Merger by a holder of a number of shares of Common Stock issuable upon exchange of the Notes immediately prior to the Merger, and as further provided pursuant to Section 14.06.

Section 1.02 At and after the effective time of the Merger, Section 14.04 of the Indenture shall be amended by deleting the text of such Section in its entirety and replacing it with the following text:

Section 14.04. Exchange Rate. Each $1,000 Principal Amount of the Notes shall be exchangeable into 0.4285 shares of common stock of O’Reilly and $1.00 in cash (herein called the “Exchange Rate”), subject to adjustment as provided in this Article 14.

ARTICLE 2

SUBORDINATED GUARANTEE

Section 2.01 Guarantee.

Subject to the provisions of this Article 2, O’Reilly, as Guarantor, hereby unconditionally guarantees to each holder of a Note that the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and all other obligations of the Company to the holders of the Notes and the Trustee hereunder, thereunder and under the Indenture will be promptly paid in full or performed, as the case may be, all in accordance with the terms hereof and thereof; and failing payment when due of any amount so guaranteed or any performance so guaranteed, as the case may be, for whatever reason, the Guarantor will be obligated to pay or perform the same, as the case may be, immediately. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby confirms that it is its intention that this guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of applicable bankruptcy laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Subordinated Guarantee. To effectuate the foregoing intention, the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under this Subordinated Guarantee not constituting a fraudulent transfer or conveyance.

Section 2.02 Subordination of Guarantee. Payments under this Subordinated Guarantee shall be subordinated to the prior payment in full of all Guarantor Other Indebtedness (defined below) as follows:

No direct or indirect payment by or on behalf of O’Reilly under this Subordinated Guarantee with respect to any of the obligations on the Notes (a “Note Payment”) will be made, and no action against the Guarantor may be brought, if, at the time of such payment or the bringing of such action, there exists a default in the payment in cash of all or any portion of the principal of, or interest, if any, on any Guarantor Other Indebtedness when due, or any Guarantor Other Indebtedness has been accelerated, and such default shall not have been cured or waived in writing or the benefits of this sentence waived in writing by or on behalf of the holders of such Guarantor Other Indebtedness. In addition, during the continuance of any non-payment event of default with respect to any Guarantor Other Indebtedness, and upon receipt by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee of written notice, referring to the Indenture and entitled “Payment Blockage Notice” (a “Payment Blockage Notice”), from the holder or holders of any Guarantor Other Indebtedness, then, unless and until such event of default has been cured or waived in writing or has ceased to exist or any Guarantor Other Indebtedness has been discharged or repaid in full in cash (or such payment shall be duly provided for in a manner satisfactory to holders of any Guarantor Other Indebtedness) or otherwise to the extent holders of any Guarantor Other Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash or the benefits of these provisions have been waived in writing by the holders of any Guarantor Other Indebtedness, no Note Payment will be made to such holders during a period (a “Payment Blockage Period”) commencing on the date of such receipt of the Payment Blockage Notice by a Responsible Officer of the Trustee and ending 364 days thereafter. The Trustee shall deliver a copy of the Payment Blockage Notice to O’Reilly as soon as reasonably practicable after receipt thereof. In the event that, notwithstanding the foregoing, any Note Payment shall be received by the Trustee at a time when such payment is prohibited hereunder, such Note Payment shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of any Guarantor Other Indebtedness, as their respective interests may appear.

Upon any payment or distribution of assets or securities of O’Reilly of any kind or character, whether in cash, property or securities, to the creditors of O’Reilly upon any dissolution or winding-up or total or partial liquidation or reorganization of O’Reilly, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings relating to O’Reilly, any assignment for the benefit of creditors or any marshalling of O’Reilly’s assets and liabilities, the holders of Guarantor Other Indebtedness shall be entitled to receive payment in full in cash of all obligations due in respect of such Guarantor Other Indebtedness or have provision made for such payment in a manner acceptable to holders of Guarantor Other Indebtedness, before the holders of the Notes or the Trustee on behalf of such holders shall be entitled to bring any action against O’Reilly with respect to this Subordinated Guarantee.

In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of O’Reilly of any kind or character, whether in cash, property or securities in respect of the principal, or interest on the Notes, shall be received by the Trustee or any Paying Agent or any holder of Notes at a time when such payment or distribution is prohibited by this Subordinated Guarantee such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered to, the holders of Guarantor Other Indebtedness, as their respective interests may appear, for application to the payment of all obligations in respect of such Guarantor Other Indebtedness remaining unpaid until all obligations in respect of such Guarantor Other Indebtedness have been paid in full in cash (or such payment shall be duly provided for in a manner satisfactory to the holders of such Guarantor Other Indebtedness) or otherwise to the extent holders of such Guarantor Other Indebtedness in their sole discretion accept satisfaction of amounts due by settlement in other than cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Guarantor Other Indebtedness.

O’Reilly shall give prompt written notice to the Trustee of any fact known to O’Reilly which would prohibit the making of any payment or distribution to or by the Trustee in respect of the Notes pursuant to the provisions of this Subordinated Guarantee. The Trustee shall not be charged with knowledge of the existence of any default or event of default with respect to Guarantor Other Indebtedness or of any other facts which would prohibit the making of any payment or distribution to or by the Trustee unless and until a Responsible Officer of the Trustee shall have received notice in writing at its Corporate Trust Office to that effect signed by an Officer of O’Reilly, or by a holder of Guarantor Other Indebtedness or agent therefor; and prior to the receipt of any such written notice, the Trustee shall be entitled to conclusively assume that no such facts exist; provided, however, that if the Trustee shall not have received such notice at least two Business Days prior to the date upon which by the terms of the Subordinated Guarantee any moneys shall become payable to any Noteholder for any purpose (including, without limitation, the payment of the principal of or interest on any Note), then, regardless of anything herein to the contrary, the Trustee shall have full power and authority to receive any moneys from O’Reilly and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date. The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of Guarantor Other Indebtedness (or a trustee on behalf of, or agent or other representative of, such holder) to establish that such notice has been given by a holder of Guarantor Other Indebtedness or a trustee or agent or representative on behalf of any such holder. A holder of Guarantor Other Indebtedness and any agent on behalf of such holder shall be entitled to deliver all notices required by this Subordinated Guarantee to the Trustee at the Corporate Trust Office. In the event that the Trustee determines in good faith that any evidence is required with respect to the right of any Person as a holder of Guarantor Other Indebtedness to participate in any payment or distribution pursuant to this Subordinated Guarantee, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Guarantor Other Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Subordinated Guarantee, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. No right of any present or future holders of Guarantor Other Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of O’Reilly or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by O’Reilly with the terms of the Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The provisions of this Subordinated Guarantee are intended to be for the benefit of, and shall be enforceable directly by, the holders of Guarantor Other Indebtedness.

Holders of Guarantor Other Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the holders of the Notes, without incurring responsibility to the holders of the Notes and without impairing or releasing the subordination provided in this Subordinated Guarantee or the obligations hereunder of the holders of the Notes to the holders of Guarantor Other Indebtedness, do any one or more of the following: (a) change the manner or place or time of payment of Guarantor Other Indebtedness or amend, supplement or otherwise modify any instrument evidencing the same or any agreement under which Guarantor Other Indebtedness is outstanding, guaranteed or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Guarantor Other Indebtedness; (c) release any Person liable in any manner for the collection of Guarantor Other Indebtedness; and (d) exercise or refrain from exercising any rights against O’Reilly and any other Person.

“Guarantor Other Indebtedness” means, and without duplication, whether recourse is to all or a portion of the assets of the Guarantor and whether or not contingent, (i) all indebtedness, obligations and other liabilities of the Guarantor for borrowed money (including obligations of the Guarantor in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; (ii) all reimbursement obligations and other liabilities of the Company with respect to letters of credit, bank guarantees or bankers’ acceptances; (iii) all obligations and liabilities in respect of leases of the Guarantor required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the Guarantor and all obligations and other liabilities under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that the Guarantor is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of the Guarantor under such lease or related document to purchase or to cause a third party to purchase such leased property; (iv) all net obligations of the Guarantor with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (v) all direct or indirect guaranties or similar agreements by the Guarantor in respect of, and obligations or liabilities of the Guarantor to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (i) through (iv); (vi) any indebtedness or other obligations described in clauses (i) through (v) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by the Guarantor, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by the Guarantor; (vii) all other indebtedness or other obligations designated by Guarantor as “Guarantor Other Indebtedness” and (viii) any and all deferrals, supplements to, any indebtedness, obligation or liability of the kind described in clauses (i) through (vi); and for avoidance of doubt, Guarantor Other Indebtedness shall not include this Subordinated Guarantee.

With respect to the holders of Guarantor Other Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 2, and no implied covenants or obligations with respect to the holders of Guarantor Other Indebtedness shall be read into this Supplemental Indenture or the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Guarantor Other Indebtedness. The Trustee shall not be liable to any holders of Guarantor Other Indebtedness if the Trustee shall mistakenly or otherwise pay over or distribute to or on behalf of holders of Notes or to O’Reilly or to the Company or to any other Person, cash, property or securities to which any holders of Guarantor Other Indebtedness shall be entitled by virtue of this Article 2 or otherwise. The subordination provisions of this Article 2 shall not apply to the Subordinated Guarantee of O’Reilly with respect to amounts due the Trustee, or the rights of the Trustee to indemnification, pursuant to any provisions of the Indenture.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

Section 3.02 This Third Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this Third Supplemental Indenture have been delivered by each party hereto to the other party thereto.

Section 3.03 On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Third Supplemental Indenture shall form part of the Indenture for all purposes, and the Holder of every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Third Supplemental Indenture.

Section 3.04 This Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Notes shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this Third Supplemental Indenture.

Section 3.05 In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture, but this Third Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 3.06 The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.07 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 3.08 In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.09 All covenants and agreements in this Third Supplemental Indenture by the Company and the Trustee shall bind their respective successors and assigns. Nothing in this Third Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture.

Section 3.10 This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ THOMAS MCFALL
Name:	Thomas McFall
Title:	Chief Financial Officer

CSK AUTO, INC.

By:	/s/ THOMAS MCFALL
Name:	Thomas McFall
Title:	Vice President

CSK AUTO CORPORATION

By:	/s/ THOMAS MCFALL
Name:	Thomas McFall
Title:	Vice President

CSKAUTO.COM, INC.

By:	/s/ THOMAS MCFALL
Name:	Thomas McFall
Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ RAYMOND TORRES
Name:	Raymond Torres
Title:	Assistant Vice President

8